EXHIBIT 99.1

News Release

Pioneer Natural Resources Company Provides Production and Derivatives Updates

Dallas, Texas, July 22, 2015 -- Pioneer Natural Resources Company (NYSE:PXD) (“Pioneer” or “the Company”) today provided updates on (i) the Company’s expected production for the second quarter of 2015, (ii) expected production for full-year 2015 and (iii) commodity derivatives positions through 2017.

Second Quarter 2015 Production

Pioneer’s production averaged 197 thousand barrels oil equivalent per day (MBOEPD) in the second quarter of 2015, of which 51% was oil production. Oil sales averaged 101 thousand barrels per day (MBPD), natural gas liquids (NGLs) sales averaged 37 MBPD and gas sales averaged 356 million cubic feet per day. The Company’s production guidance for the quarter was 198 MBOEPD to 203 MBOEPD.

Strong Spraberry/Wolfcamp production performance in the second quarter (119 MBOEPD) was partially offset by lower-than-expected production in the Eagle Ford Shale (46 MBOEPD). The shortfall in the Eagle Ford Shale was primarily due to (i) fewer wells being placed on production during the quarter as a result of weather delays and (ii) well performance issues in LaSalle County, an area outside of Pioneer’s core acreage in Karnes and Dewitt counties. Second quarter production in the West Panhandle field (7 MBOEPD) was also negatively impacted by a longer-than-expected turnaround at the Fain gas processing plant and weather impacts.

Spraberry/Wolfcamp production grew 7 MBOEPD in the second quarter, or 6%, compared to the first quarter of 2015, driven by the Company’s successful horizontal drilling program in this play. Fifty-five horizontal wells were placed on production during the second quarter as expected, of which 28 wells were in Pioneer’s extensive Northern Spraberry/Wolfcamp acreage position and 27 wells were in the Southern Wolfcamp joint venture area. The majority of the horizontal wells drilled across Pioneer’s northern acreage position were Wolfcamp B interval wells. The average production from these wells is tracking estimated ultimate recoveries (EURs) of more than 1 million barrels oil equivalent (MMBOE). Five Lower Spraberry Shale horizontal wells were also placed on production across the northern acreage during the second quarter with average production results tracking EURs of 1 MMBOE.

In the Eagle Ford Shale, Pioneer’s second quarter production was approximately 3 MBOEPD below the Company’s forecast for the quarter. The Company expected to place 42 wells on production in the Eagle Ford Shale during the second quarter. However, due to record rainfall and flooding in this area during the quarter, only 33 wells were placed on production in Karnes and DeWitt counties where Pioneer has continued to drill some of the most productive wells in the Eagle Ford Shale and has successfully implemented a downspacing and staggering program. The reduced number of wells placed on production impacted second quarter production by approximately 2 MBOEPD.

Pioneer placed 15 Eagle Ford Shale wells on production on the Washburn Ranch lease (approximately nine thousand net acres) in LaSalle County during 2014. Due to a fire in May of 2014 at the central gathering plant for this area, production from these wells was significantly curtailed until year-end 2014. As a result of the fire, the production forecast that was developed for 2015 was based on limited production data and actual production for these 15 wells came in approximately 1 MBOEPD below this forecasted level in the second quarter. The Company has postponed any further drilling in this area until it has a better understanding of well performance to date.

In the West Panhandle area, the Fain gas processing plant had a scheduled one-week turnaround in mid-May that actually lasted approximately four weeks before normal operations were restored. In addition, production was curtailed during part of the quarter as a result of the record rainfall and flooding that occurred across Texas. The result of the extended turnaround and weather impacts was a production loss of approximately 1 MBOEPD for the second quarter.

Second quarter 2015 production by asset in barrels oil equivalent per day (BOEPD) was as follows:

BOEPD
Spraberry/Wolfcamp	118,723
Eagle Ford Shale	45,673
Raton	19,108
West Panhandle	7,168
South Texas	5,941
Other	13
Total	196,626

Full-Year 2015 Production Update

Pioneer is maintaining its full-year 2015 production growth forecast at 10%+. Although production growth in the Eagle Ford Shale is now forecasted to be nominal in 2015, production from the Spraberry/Wolfcamp is forecasted to grow by 22% to 24% in 2015 compared to the 20%+ previously forecasted. The reduction in the Eagle Ford Shale growth rate is primarily due to the delays in placing wells on production and performance issues during the first half of 2015, while the increase in the Spraberry/Wolfcamp growth rate reflects the continuing strong performance of the horizontal drilling program, especially in Pioneer’s northern acreage.

Derivatives Update

Pioneer has continued to strengthen its commodity derivatives positions in order to protect the Company’s cash flow. Current derivatives coverage for forecasted oil production is approximately 90% and 70% for 2015 and 2016, respectively. Derivatives coverage for forecasted gas production is approximately 85% and 60% for 2015 and 2016, respectively. The following table presents the Company’s open commodity oil, NGL and gas derivatives positions as of July 20, 2015:

	2015		Year Ending December 31,
	Third Quarter	Fourth Quarter	2016	2017
Average Daily Oil Production Associated with Derivatives (Bbl):
Swap contracts:
Volume	82,000	82,000	—	—
NYMEX Price	$71.18	$71.18	$—	$—
Collar contracts with short puts (a):
Volume	15,000	15,000	100,514	15,000
NYMEX price:
Ceiling	$97.69	$97.69	$77.21	$73.01
Floor	$82.97	$82.97	$66.92	$65.00
Short put	$69.67	$69.67	$47.58	$55.00
Rollfactor swap contracts (b):
Volume	37,000	37,000	—	—
NYMEX roll price	$0.06	$0.06	$—	$—
Average Daily NGL Production Associated with Derivatives (Bbl):
Ethane swap contracts (c):
Volume	6,000	6,000	5,000	—
Price	$7.80	$7.80	$11.61	$—
Propane swap contracts (c):
Volume	11,000	11,000	7,500	—
Price	$21.62	$21.62	$21.57	$—
Average Daily Gas Production Associated with Derivatives (MMBtu):
Swap contracts:
Volume	20,000	20,000	70,000	—
NYMEX price	$4.31	$4.31	$4.06	$—
Collar contracts with short puts:
Volume	285,000	285,000	180,000	—
NYMEX price:
Ceiling	$5.07	$5.07	$4.01	$—
Floor	$4.00	$4.00	$3.24	$—
Short put	$3.00	$3.00	$2.78	$—
Basis swap contracts:
Gulf Coast index swap volume (d)	20,000	20,000	10,000	—
Price differential ($/MMBtu)	$—	$—	$—	$—
Mid-Continent index swap volume (d)	95,000	95,000	15,000	45,000
Price differential ($/MMBtu)	$(0.24)	$(0.24)	$(0.32)	$(0.32)
Permian Basin index swap volume (d)	10,000	10,000	—	—
Price differential ($/MMBtu)	$(0.13)	$(0.13)	$—	$—
Permian Basin index swap volume (e)	40,109	30,000	—	—
Price differential ($/MMBtu)	$0.20	$0.19	$—	$—
__________

(a)
Counterparties have the option to extend 5,000 Bbls per day of 2015 collar contracts with short puts for an additional year with a ceiling price of $100.08 per Bbl, a floor price of $90.00 per Bbl and a short put price of $80.00 per Bbl. The option to extend is exercisable by the counterparties on December 31, 2015.

(b)
Represent swaps that fix the difference between (i) each day's price per Bbl of West Texas Intermediate oil "WTI" for the first nearby month less (ii) the price per Bbl of WTI for the second nearby NYMEX month, multiplied by .6667; plus (iii) each day's price per Bbl of WTI for the first nearby month less (iv) the price per Bbl of WTI for the third nearby NYMEX month, multiplied by .3333.

(c)	Represent swaps that reduce the price volatility of forecasted ethane and propane sales by the Company at Mont Belvieu, Texas and Conway, Kansas-posted prices.

(d)
Represent swaps that fix the basis differentials between the index prices at which the Company sells its Gulf Coast, Mid-Continent and Permian Basin gas, respectively, and the NYMEX Henry Hub index price used in gas swap and collar contracts with short puts.

(e)	Represent swaps that fix the basis differentials between Permian Basin index prices and southern California index prices for Permian Basin gas forecasted for sale in southern California.

Marketing and basis transfer derivatives. Periodically, the Company enters into buy and sell marketing arrangements to fulfill firm pipeline transportation commitments. Associated with these marketing arrangements, the Company may enter into index swaps to mitigate price risk. As of July 20, 2015, the Company had oil index swap contracts of 10,000 Bbls per day for the remainder of 2015 with a price differential of $2.99 per Bbl between Cushing WTI and Louisiana Light Sweet oil.

Interest rate derivatives. During the three months ended June 30, 2015, the Company terminated its interest rate derivative contracts for cash proceeds of $2 million.

The following table provides a summary of the changes in value during the second quarter of 2015 associated with Pioneer’s derivatives position.

DERIVATIVE GAINS (LOSSES), NET
(in millions)

	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015
Noncash changes in fair value:
Oil derivative losses	$(338)	(288)
NGL derivative gains	6	3
Gas derivative losses	(32)	(28)
Marketing derivative gains (losses)	4	(2)
Interest rate derivative gains	13	3
Total noncash derivative losses, net	(347)	(312)

Net cash receipts on settled derivative instruments:
Oil derivative receipts	118	299
NGL derivative receipts	3	2
Gas derivative receipts	30	56
Marketing derivative payments	(3)	(3)
Interest rate derivative receipts	2	2
Total cash receipts on settled derivative instruments, net	150	356
Total derivative gains (losses), net	$(197)	44

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit Pioneer’s website at www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, completion of planned divestitures, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company's drilling and operating activities, access to and availability of transportation, processing, fractionation and refining facilities, Pioneer's ability to implement its business plans or complete its development activities as scheduled, access to and cost of capital, the assumptions underlying production forecasts, quality of technical data, and environmental and weather risks, including the possible impacts of climate change, the risks associated with the ownership and operation of the Company’s industrial sand mining and oilfield services businesses and acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer undertakes no duty to publicly update these statements except as required by law.

Cautionary Note to U.S. Investors --The SEC prohibits oil and gas companies, in their filings with the SEC, from disclosing estimates of oil or gas resources other than “reserves,” as that term is defined by the SEC. In this news release, Pioneer includes estimates of quantities of oil and gas using certain terms, such as “estimated ultimate recovery,” “EUR,” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC’s definitions of proved, probable and possible reserves, and which the SEC's guidelines strictly prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered by Pioneer.

Pioneer Natural Resources Contacts:
Investors
Frank Hopkins - 972-969-4065
Michael Bandy - 972-969-4513
Steven Cobb - 972-969-5679

Media and Public Affairs
Tadd Owens - 972-969-5760
Robert Bobo - 972-969-4020